Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of January 26, 2016 (the “Agreement Effective Date”), by and among the following parties:

(a)        (i) Verso Corporation, a Delaware corporation (“Verso Corp”); (ii) Verso Paper Finance Holdings One LLC (“Holdings One”), a Delaware limited liability company and a direct, wholly-owned subsidiary of Verso Corp; (iii) Verso Paper Finance Holdings LLC (“Verso Finance”), a Delaware limited liability company and a direct, wholly-owned subsidiary of Holdings One; (iv) Verso Paper Holdings LLC (“Verso Holdings”), a Delaware limited liability company and a direct, wholly-owned subsidiary of Verso Finance; (v) Verso Paper Inc. (“Co-Issuer”), a Delaware corporation and a direct, wholly-owned subsidiary of Verso Holdings; (vi) NewPage Holdings Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Verso Holdings; (vii) each of Verso Corp’s direct and indirect subsidiaries listed on the signature pages hereto, other than the NewPage Debtors (each as defined below) (the “Verso Subsidiaries,” and together with Verso Corp, the “Verso Debtors”);

(b)        (i) NewPage Investment Company LLC (“NewPage Holdings”), a Delaware limited liability company and a direct, wholly-owned subsidiary of NewPage Holdings Inc.; (ii) NewPage Corporation (“NewPage”) a Delaware corporation and a direct, wholly-owned subsidiary of NewPage Holdings, and (iii) each of NewPage Holdings’ other direct and indirect subsidiaries listed on the signature pages hereto (the “NewPage Subsidiaries”, and collectively, the “NewPage Debtors”) (each of the foregoing entities identified in subclauses (a)(i) through (vii) and (b)(i) through (iii), a “Debtor” and, collectively, the “Debtors”);

(c)        the undersigned beneficial holders or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders that hold Claims against (collectively, the “Consenting Verso First Lien Creditors”) the Verso Debtors arising out of the (X) 11.75% senior secured notes due 2019 issued pursuant to that certain Indenture, dated as of March 21, 2012, as amended from time to time, by and among, inter alia, Verso Holdings and Co-Issuer, as issuers, and substantially all of the Verso Subsidiaries, as guarantors, and Wilmington Trust, N.A., as trustee and (Y) the 11.75% senior secured notes due 2019 issued pursuant to that certain Indenture, dated as of January 7, 2015, as amended from time to time, by and among, inter alia, Verso Holdings and Co-Issuer, as issuers, and substantially all of the Verso Subsidiaries, as guarantors, and Wilmington Trust, N.A., as trustee (collectively, the “Verso First Lien Debt Obligations”);

(d)        the undersigned beneficial holders or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders that hold Claims

(collectively, the “Consenting Verso 1.5 Lien Noteholders”) against the Verso Debtors arising out of the 11.75% senior secured notes due 2019 (the “Verso 1.5 Lien Notes”) issued pursuant to that certain Indenture, dated as of May 11, 2012, as amended from time to time, by and among, inter alia, Verso Holdings and Co-Issuer, as issuers, and substantially all of the Verso Subsidiaries, as guarantors, and Wilmington Trust, N.A., as trustee (the “Verso 1.5 Lien Debt Obligations”);

(e)        the undersigned beneficial holders or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders that hold Claims (collectively, the “Consenting Verso Second Lien Noteholders”) against the Verso Debtors arising out of the second priority adjustable senior secured notes due 2020 issued pursuant to that certain Indenture, dated as of August 1, 2014, as amended from time to time, by and among, inter alia, Verso Holdings and Co-Issuer, as issuers, and substantially all of the Verso Subsidiaries, as guarantors, and Wilmington Trust, N.A., as trustee (the “Verso Second Lien Debt Obligations”);

(f)        the undersigned beneficial holders or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders that hold Claims (collectively, the “Consenting Verso Old Second Lien Noteholders”) against the Verso Debtors arising out of the 8.75% second priority senior secured notes due 2019 issued pursuant to that certain Indenture, dated as of January 26, 2011, as amended from time to time, by and among, inter alia, Verso Holdings and Co-Issuer, as issuers, and substantially all of the Verso Subsidiaries, as guarantors, and Wilmington Trust, N.A., as trustee (the “Verso Old Second Lien Debt Obligations” and together with the Verso Second 1.5 Lien Debt Obligations and the Verso Second Lien Debt Obligations, the “Total Verso Second Lien Debt Obligations”);

(g)        the undersigned beneficial holders or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders that hold Claims (collectively, the “Consenting Verso Unsecured Noteholders”) against the Verso Debtors arising out of (Y) the adjustable senior subordinated notes due 2020 issued pursuant to that certain Indenture dated as of August 1, 2014, as amended from time to time, by and among, inter alia, Verso Holdings and Co-Issuer, as issuers, and substantially all of the Verso Subsidiaries, as guarantors, and Wilmington Trust, N.A., as indenture trustee and (Z) the 11.375% senior subordinated notes due 2016 issued pursuant to that certain Indenture dated as of August 1, 2006, as amended from time to time, by and among, inter alia, Verso Holdings and Co-Issuer, as issuers, and substantially all of the Verso Subsidiaries, as guarantors, and the Wilmington Trust, N.A., as indenture trustee (collectively, the “Total Verso Unsecured Debt Obligations”, and together with the Verso First Lien Debt Obligations, the Verso 1.5 Lien Debt Obligations, the Verso Second Lien Debt Obligations, the Verso Old Second Lien Debt Obligations and the Total Verso Unsecured Debt Obligations, the “Verso Debt Obligations”); and

(h)        the undersigned beneficial holders or investment advisors or managers for such beneficial holders or discretionary accounts of such beneficial holders that hold Claims (collectively, the “Consenting NewPage Creditors”) against the NewPage Debtors under that certain Credit Agreement, dated as of February 11, 2014, as amended from time to time, by and among, inter alia, NewPage, as borrower, and NewPage Holdings and substantially all of the NewPage Subsidiaries, as guarantors, Wilmington Trust, N.A., as successor administrative agent and collateral agent and the lenders from time to time party thereto (the “NewPage Debt Obligations”).

Each of the signatories hereto shall be referred to herein as a “Party” (and collectively referred to herein as the “Parties”); the Consenting Verso First Lien Creditors, Consenting Verso 1.5 Lien Noteholders, Consenting Verso Second Lien Noteholders, Consenting Verso Old Second Lien Noteholders and Consenting Verso Unsecured Noteholders shall collectively be referred to herein as the “Consenting Verso Creditors” and the Consenting Verso Creditors, together with the Consenting NewPage Creditors shall be referred to as the “Consenting Creditors” (and each a “Consenting Creditor”).

RECITALS

WHEREAS, the Debtors have determined that a restructuring (the “Restructuring”) of, among other things, their obligations under the Verso Debt Obligations and the NewPage Debt Obligations and certain other interests in and obligations of the Debtors is necessary and would be in the best interests of the Debtors and their stakeholders;

WHEREAS, the Parties have negotiated in good faith certain agreed elements of the terms of the Restructuring as described in this Agreement and the Term Sheet (the “Term Sheet”) attached hereto as Exhibit A;

WHEREAS, the Restructuring will be effected through the commencement of the Bankruptcy Cases for the Debtors in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, the Parties desire to work together to complete the negotiation of the additional terms of the Restructuring and the terms and conditions of a consensual Plan.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound, agrees as follows:

Section 1.	Effective Date of Agreement.

This Agreement shall be immediately effective and binding on each Party upon the execution and delivery by such Party to the other Parties, pursuant to Section 10.8 hereof, of a signature page of this Agreement, whether such execution or delivery occurs before or after the filing of this Agreement with the Bankruptcy Court.

Section 2.	Definitions and Interpretations; Exhibits Incorporated by Reference.

2.1	Definitions and Interpretations.

Unless otherwise defined in this Agreement or in the Term Sheet, all defined terms shall have the meanings set forth in Exhibit B hereto.

The word “include” and its various forms shall be read as if followed by the phrase “without limitation”. “Will” and “shall” have the same meaning. Where appropriate in context, terms used in this Agreement shall include both the singular and the plural. Unless the context otherwise requires, references herein to “this Agreement” (or similar terms) shall be deemed to include terms contained in the Term Sheet.

2.2	Exhibits Incorporated by Reference.

Each of the exhibits attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the exhibits hereto. In the event of any inconsistency between this Agreement and the Plan, the Plan shall govern. In the event of any inconsistency between this Agreement (without reference to the exhibits) and the exhibits other than the Plan, this Agreement (without reference to the exhibits) shall govern.

Section 3.	Commitments Regarding the Plan and Restructuring Transactions.

3.1	Commitments of the Consenting Creditors.

During the period beginning on the Agreement Effective Date and ending on the earlier to occur of the Restructuring Support Termination Date (as defined in Section 7 hereof) and the Agreement Termination Date (as defined in Section 8 hereof) applicable to the Party (such period, the “Restructuring Support Effective Period”), each Consenting Creditor (except in the case of any investment advisor or manager of or with power and/or authority to bind any Owned Debtor Claims/Interests, then solely for the period within which such power and/or authority was held; provided, however, that such Owned Debtor Claims/Interests shall continue to be subject to this Agreement) agrees, severally and not jointly, that:

(a)        subject to receipt of the Disclosure Statement approved by the Bankruptcy Court as containing “adequate information” as such term is defined in section 1125 of the Bankruptcy Code, and the other solicitation materials approved by the Bankruptcy Court, it shall:

(i)        to the extent a class of claims or interests against or in the Debtors (the “Debtor Claims/Interests”) is permitted to vote to accept or reject the Plan, vote each such claim or interest it holds in such class to accept the Plan by delivering its duly executed and completed ballot(s) accepting the Plan on a timely basis following the commencement of the solicitation;

(ii)        to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, not elect to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii)        not change or withdraw (or cause to be changed or withdrawn) any such vote or election;

(b)        it shall (i) use commercially reasonable efforts to assist the Debtors in obtaining entry of the DIP Orders, the Disclosure Statement Order, the SSA Order and the Confirmation

Order and consummation of the Plan as soon as reasonably practicable in accordance with the Bankruptcy Code and on terms consistent with this Agreement, including within the time frames contemplated in this Agreement, and (ii) execute and deliver any other agreements reasonably required to effectuate and consummate the Plan and a transaction or transactions to be implemented to effectuate and consummate the Restructuring (the “Restructuring Transactions”);

(c)        it shall not directly or indirectly, or encourage any other entity to directly or indirectly, (i) object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, consummation, or amendment (whether before or after confirmation, provided that such amendment is consistent with this Agreement, including Section 9) of the Plan; (ii) propose, file, support, vote for, or take any other action in furtherance of any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors other than the Plan, including, for the avoidance of doubt, making or supporting any filings with the Bankruptcy Court or any regulatory agency, or making or supporting any press release, press report or comparable public statement, or filing with respect to any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors other than the Plan; or (iii) exercise any right or remedy for the enforcement, collection, or recovery of any claim against the Debtors or any direct or indirect subsidiaries of the Debtors that are not Debtors other than as expressly permitted by the Plan; provided, however, that notwithstanding the foregoing, each Party may file with the Bankruptcy Court all documents necessary to obtain entry and approval of each of the Confirmation Order, the Disclosure Statement Order, the DIP Orders, and the SSA Order; and, provided, however, that neither (i) the exercise of rights and remedies specifically reserved under the DIP Orders, the DIP Credit Agreements, and the SSA Order (including rights to initiate adversary proceedings or contested matters reserved therein, whether before or after the Standstill Period) nor (ii) any response to or issuance of informal discovery or an examination under Bankruptcy Rule 2004 regarding the matters or claims that would form the basis of a Challenge Proceeding, shall constitute a violation of this Agreement;

(d)        it shall not direct any administrative agent, collateral agent, or indenture trustee (as applicable) to take any action inconsistent with such Party’s respective obligations under this Agreement, and if any applicable administrative agent, collateral agent, or indenture trustee takes any action inconsistent with a Party’s obligations under this Agreement, such Party shall promptly direct such administrative agent, collateral agent, or indenture trustee to cease and refrain from taking any such action, but such Party shall not have any obligation to indemnify such administrative agent, collateral agent or indenture trustee with respect to such action;

(e)        each of the Consenting Creditors hereby covenants and agrees to (i) timely vote or cause to be voted all such Claims that it holds, controls, or has the ability to control, to accept the Plan by delivering its duly executed and completed ballot accepting the Plan upon solicitation of the Plan in accordance with sections 1125 and 1126 of the Bankruptcy Code; (ii) not change or withdraw such vote (or cause or direct such vote to be changed or withdrawn); provided, however, that the votes of the Consenting Creditors shall be immediately revoked and deemed void ab initio upon termination of this Agreement; and (iii) not “opt out” of any releases under the Plan;

(f)        each of the Consenting Creditors hereby covenants and agrees not to take any action (or encourage or instruct any other party to take any action) in respect of any potential, actual, or alleged occurrence of any default or alleged default under each such Consenting Creditor’s respective obligations or instruments or agreements governing any such obligation, including any default that would be triggered as a result of the commencement of the Chapter 11 Cases or the undertaking of any Debtor to implement the terms of this Agreement or the Plan; and

(g)        each of the Consenting Creditors hereby covenants and agrees to not take any action that is (i) inconsistent with the satisfaction of the conditions precedent set forth in this Agreement or (ii) inconsistent in any material respect with this Agreement, the Term Sheet, the SSA Order or, after the Plan is filed, the Plan; in each case which would reasonably be expected to have the effect of interfering with the approval and consummation of the Restructuring Transactions set forth in this Agreement.

3.2	Commitments of the Debtors.

During the Restructuring Support Effective Period, the Debtors shall:

(a)        use commercially reasonable efforts to: (i) file, as soon as reasonably practicable, the Plan, and the Disclosure Statement; (ii) take all steps reasonably necessary or desirable to obtain orders of the Bankruptcy Court (A) approving the Disclosure Statement, (B) approving the SSA Order, and (C) confirming the Plan; (iii) support and take all steps reasonably necessary or desirable to consummate, as soon as reasonably practicable, the Plan and Restructuring Transactions in accordance with this Agreement, including the preparation, execution (where applicable) and filing of the Definitive Restructuring Documents prior to the dates provided herein; (iv) execute and deliver any other agreements reasonably required to effectuate and consummate the Plan and Restructuring Transactions as soon as reasonably practicable; (v) take all steps reasonably necessary to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions as soon as possible; (vi) file motions pursuant to sections 363 and 364 of the Bankruptcy Code to authorize the Debtors to obtain post-petition secured financing pursuant to the terms and conditions of the DIP Credit Agreements (the “DIP Motions”); (vii) support and take all actions reasonably necessary or requested by the Consenting Creditors to obtain approval of each of the DIP Motions on an interim basis by entry of orders of the Bankruptcy Court (collectively, the “Interim DIP Orders”) as soon as reasonably practicable; (viii) support and take all actions reasonably necessary or requested by the Consenting Creditors to obtain approval of each of the DIP Motions on a final basis by entry of orders of the Bankruptcy Court (collectively, the “Final DIP Orders,” and together with the Interim DIP Orders, the “DIP Orders”) as soon as reasonably practicable and in no event later than the date that is seventy (70) days after date of the Interim DIP Order; (ix) not object to, delay, impede, or take any other action or any inaction that is inconsistent with or is intended to interfere with acceptance, implementation, consummation, or amendment (whether before or after confirmation, provided that such amendment is consistent with this Agreement, including Section 9) of the Plan and Restructuring Transactions; and (x) not propose, file, support, or take any other action in furtherance of any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors other than the Plan, including, for the avoidance of doubt, making or supporting any filings with the Bankruptcy Court or any regulatory agency, or making or supporting any public statements with respect to any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors other than the Plan; provided, however, that notwithstanding the foregoing, the Debtors may file with the Bankruptcy Court all documents necessary to obtain entry of the Disclosure Statement Order, the Confirmation Order, the SSA Order, and the DIP Orders;

(b)        the Debtors will use commercially reasonable efforts to provide to counsel to the Consenting Creditors, draft copies of all material motions, pleadings and other documents that the Debtors intend to file with any court or regulatory body (including the Bankruptcy Court) relating to the Plan and Restructuring Transactions at least two (2) Business Days before the date on which the Debtors intend to file any such document; provided, however, that all Parties acknowledge such two (2) Business Day period, as applicable, may not be reasonably practicable in all cases, and that in such cases the Debtors shall provide as much advance notice as is reasonably practicable; provided, further, that, notwithstanding anything herein to the contrary, (i) the Definitive Restructuring Documents, including any motions or orders related thereto, (ii) the “first day” motions and orders, including the DIP Orders, and (iii) the motion and order related to the SSA, shall be consistent with this Agreement and the Term Sheet in all respects and otherwise shall be in form and substance reasonably satisfactory to the Required Consenting Verso First Lien Creditors and the Required Consenting NewPage Creditors;

(c)        act in good faith to respond promptly to the reasonable diligence requests of the professional advisors to the Consenting Creditors during the Chapter 11 Cases;

(d)        timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) in the Chapter 11 Cases, (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing the Chapter 11 Cases;

(e)        timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization;

(f)        not take any action that is (i) inconsistent with the satisfaction of the conditions precedent set forth in this Agreement or (ii) inconsistent in any material respect with this Agreement, the Term Sheet, the SSA Order or, after the Plan is filed, the Plan; in each case which would reasonably be expected to have the effect of interfering with the approval and consummation of the Restructuring Transactions set forth in this Agreement;

(g)        during the Restructuring Support Effective Period, pay or reimburse when due: (i) for the Consenting Verso Creditors, the reasonable and documented professional fees and expenses of (A) Milbank, Tweed, Hadley & McCloy LLP, as counsel to the Consenting Verso Creditors and (B) Houlihan Lokey, as financial advisor to the Consenting Verso Creditors and (ii) for the Consenting NewPage Creditors, the reasonable and documented professional fees and expenses of (A) Ropes & Gray LLP, as counsel to the Consenting NewPage Creditors and (B) Ducera Partners, as financial advisor to the Consenting NewPage Creditors; and

(h)        maintain the Affiliate Transactions Oversight protocol outlined in Section 17(c) of the Interim DIP Order for the Verso Debtors.

3.3	Commitments of the Debtors and the Consenting Creditors.

The Debtors and the Consenting Creditors represent and warrant to each of the other Parties that there are no currently effective agreements (oral or written) or understandings, with respect to any plan of reorganization or liquidation, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets or equity interests or restructuring (other than the Definitive Restructuring Documents, and any other proposals, agreements, or understandings relating to the Plan) involving the Debtors, or any of their assets, properties or businesses (an “Alternative Proposal”). If the Debtors receive a written proposal or expression of interest regarding an Alternative Proposal during the Restructuring Support Effective Period that is reasonably likely to lead to a Superior Proposal, the Debtors shall promptly notify counsel to the other Parties of any such proposal or expression of interest relating to an Alternative Proposal, with such notice to include the material terms thereof, including (unless prohibited by a separate agreement) the identity of the person or group of persons involved. The Debtors shall promptly furnish counsel to the Parties with copies of any written offer or other information that they receive relating to an Alternative Proposal and shall promptly inform counsel to the Parties of any material changes to such Alternative Proposal. The Debtors shall not enter into any confidentiality agreement with a party proposing an Alternative Proposal unless such party consents to identifying and providing to counsel to the Parties (under a reasonably acceptable confidentiality agreement) the information contemplated under this Section 3.3.

Section 4.	Transfers of Supporting Claims/Interests.

4.1	Permitted Transfers.

During the period beginning on the Agreement Effective Date and ending on the Agreement Termination Date (as defined in Section 8.5 hereof) applicable to the Party (such period, the “Agreement Effective Period”), no Consenting Creditor (except in the case of any investment advisor or manager of or with power and/or authority to bind any Owned Debtor Claims/Interests, then solely for the period within which such power and/or authority was held; provided, however, that such Owned Debtor Claims/Interests shall continue to be subject to this Agreement) shall sell, use, pledge, assign, transfer, or otherwise dispose of (each, a “Transfer”) any ownership (including any beneficial ownership)1 in its respective Debtor Claims/Interests, or interests in any Debtor (the “Supporting Claims/Interests”), unless the intended transferee executes and delivers to counsel to the other Parties on the terms set forth below an executed joinder agreement in the form attached hereto as Exhibit C (a “Joinder Agreement”) before such Transfer is effective (a transfer that satisfies such requirements, a “Permitted Transfer,” and such transferee, a “Permitted Transferee”).

Notwithstanding the foregoing, so long as a Transfer by a Consenting Creditor (i) is to another Consenting Creditor that is not in breach of its obligations under this Agreement and remains a Party to this Agreement, and (ii) would comply with this Section 4.1, then such Transfer shall be a Permitted Transfer, and such transferee a Permitted Transferee, without the requirement of executing and delivering a Joinder Agreement.

4.2	Other Permitted Transfers.

Notwithstanding anything to the contrary herein, (i) the foregoing provisions shall not preclude a Consenting Creditor from settling or delivering securities or bank debt that would otherwise be subject to the terms of this Agreement to settle any confirmed transaction pending as of the date of such Party’s entry into this Agreement (subject to compliance with applicable securities laws and it being understood that such securities or bank debt so acquired and held (i.e., not as a part of a short transaction) shall be subject to the terms of this Agreement; (ii) a Qualified Marketmaker2 that acquires any of the Supporting Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Supporting Claims/Interests, shall not be required to execute and deliver a Joinder Agreement or otherwise agree to be bound by the terms and conditions set forth in this Agreement if such Qualified Marketmaker Transfers such Supporting Claims/Interests (by purchase, sale, assignment, participation, or otherwise) as soon as reasonably practicable, and in no event later than the earlier of (A) one (1) Business Day prior

[1]

As used herein, the term “beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of voting rights and the disposition of, the Supporting Claims/Interests or the right to acquire such Supporting Claims/Interests.

[2]

As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Supporting Claims/Interests (or enter with customers into long and short positions in Supporting Claims/Interests), in its capacity as a dealer or market maker in Supporting Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

to any voting deadline established by the Bankruptcy Court with respect to the Plan (solely if the Qualified Marketmaker acquires such Supporting Claims/Interests prior to such voting deadline) and (B) twenty (20) Business Days of its acquisition, to a Permitted Transferee and the Transfer otherwise is a Permitted Transfer (including, for the avoidance of doubt, the requirement that such transferee execute a Joinder Agreement in accordance with Section 4.1); (iii) to the extent any Party is acting solely in its capacity as a Qualified Marketmaker, it may Transfer any ownership interests in the Supporting Claims/Interests that it acquires from a holder of such Supporting Claims/Interests that is not a Party to a transferee that is not a Party at the time of such Transfer without the requirement that such transferee be or become a signatory to this Agreement or execute a Joinder Agreement; and (iv) a Consenting Creditor may Transfer any Supporting Claims/Interests pursuant to or in connection with any repurchase transaction, reverse repurchase transaction, or any swap or other derivative transaction without satisfying the requirements set forth in this Section 4 only if, in connection with such Transfer, the Consenting Creditor (or a wholly-owned subsidiary controlled by it) retains the contractual right to exercise any voting right or other direction that may be made on account of such Supporting Claims/Interests, and such Consenting Creditor exercises (or causes its wholly-owned subsidiary controlled by it to exercise) such rights so that the Transferred Supporting Claims/Interests are voted in accordance with this Agreement and the transferee thereof does not otherwise take any action inconsistent with such Consenting Creditor’s obligations under this Agreement. For purposes of subclause (iv), a Person shall be deemed to “control” another person if such person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract, or otherwise.

4.3	Acquisition of Additional Supporting Claims/Interests.

This Agreement shall in no way be construed to preclude any Consenting Creditor from acquiring additional Supporting Claims/Interests; provided, however, that such acquired Supporting Claims/Interests shall automatically and immediately upon acquisition by a Consenting Creditor be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to the other Parties); provided further, however, that any such acquisition shall not cause such Consenting Creditor to breach Section 4.1. For the avoidance of doubt, any acquisition or ownership of NewPage Roll-Up DIP Term Loan Claims shall be subject to this Section 4.3.

4.4	Cleansing.

This Section 4 shall not impose any obligation on any Debtor to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Party to Transfer any Supporting Claims/Interests. Notwithstanding anything to the contrary herein, to the extent the Debtors and another Party have entered into a separate agreement with respect to the issuance of a “cleansing letter” or other public disclosure of information in connection with any proposed restructuring transactions the terms of such confidentiality agreement shall continue to apply and remain in full force and effect according to its terms.

4.5	Unpermitted Transfers.

Any Transfer made in violation of this Section 4 shall be void ab initio. Upon satisfaction of the requirements set forth in Section 4.1, the applicable Permitted Transferee shall be and shall be deemed to be a Party hereunder solely to the extent of such transferred Supporting Claims/Interests and not, for the avoidance of doubt, with respect to any other Debtor Claims/Interest held by such Permitted Transferee at the time of such Transfer unless already subject to this Agreement. Any Party that effectuates a Permitted Transfer to a Permitted Transferee shall have no liability under this Agreement arising from or related to the failure of the Permitted Transferee to comply with the terms of this Agreement.

Section 5.	Representations and Warranties.

5.1	Representations and Warranties of the Consenting Creditors.

Each Consenting Creditor, severally, and not jointly, represents and warrants that, during the Agreement Effective Period (except in the case of any investment advisor or manager of or with power and/or authority to bind any Owned Debtor Claims/Interests, then solely for the period within which such power and/or authority was held), except as otherwise provided below:

(a)        it is, as of the Agreement Effective Date or, if after the Agreement Effective Date, the date upon which it delivers its executed signature page to this Agreement, the beneficial owner (including pursuant to any swap or derivative transaction) of the face amount of the Debtor Claims/Interests, or is the nominee, investment manager, or advisor for beneficial holders of or discretionary accounts holding the Debtor Claims/Interests, and of no other Debtor Claims/Interests, as applicable, as reflected in such Party’s signature block to this Agreement (such Debtor Claims/Interests, the “Owned Debtor Claims/Interests”);

(b)        it has the full power and authority to act on behalf of, vote and consent to matters concerning the Owned Debtor Claims/Interests or, with respect to any Owned Debtor Claims/Interests beneficially held through any swap or derivative transaction, it has the right (i) to demand the counterparty thereof retransfer such Owned Debtor Claims/Interests to the applicable Party and/or (ii) to instruct (directly or indirectly) the counterparty thereof with respect to the exercise of any voting right or other direction that may be made on account of such Owned Debtor Claims/Interests;

(c)        such Owned Debtor Claims/Interests are not subject to any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that could reasonably be expected to adversely affect in any way such Party’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)        (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), (B) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act), (C) a non-U.S. person under Regulation S of the Securities Act, or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of any Debtor acquired by the applicable Party in connection with the Plan and Restructuring Transactions, will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act; and

(e)        as of the date hereof, it has no actual knowledge of any event that, due to any fiduciary or similar duty to any other person or entity, would prevent it from taking any action required of it under this Agreement.

5.2	Mutual Representations and Warranties of All Parties.

Each Party, severally, and not jointly, represents and warrants that:

(a)        it is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to bankruptcy or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)        except as expressly provided in this Agreement (including the exhibits hereto) or the Bankruptcy Code (and subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Plan and Restructuring Transactions), no consent or approval is required by any other person or entity for it to effectuate the Plan and Restructuring Transactions contemplated by, and perform the respective obligations under, this Agreement;

(c)        except as expressly provided in this Agreement (including the exhibits hereto) or the Bankruptcy Code (and subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Plan and Restructuring Transactions), it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Plan and Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(d)        except as expressly provided in this Agreement (including the exhibits hereto) or the Bankruptcy Code and with respect to the Debtors’ performance of this Agreement (and subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Plan and Restructuring Transactions), the execution, delivery, and performance by it of this Agreement does not, and shall not, require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body; and

(e)        subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Plan and Restructuring Transactions the execution, delivery, and performance of this Agreement does not and shall not: (i) violate any provision of law, rules, or regulations applicable to it or any of its subsidiaries in any material respect to the best of its actual knowledge; (ii) violate its certificate of incorporation, bylaws, or other organizational documents or those of any of its subsidiaries; or (iii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it is a party, which conflict, breach, or default, would have a material and adverse effect on the Plan and Restructuring Transactions to the best of its actual knowledge.

Section 6.	Acknowledgement.

Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities laws and provisions of the Bankruptcy Code. The relevant Parties will not solicit acceptances of the Plan from the relevant Parties in any manner inconsistent with the Bankruptcy Code or applicable non-bankruptcy law.

Section 7.	Termination of Support for Plan and Restructuring Transactions.

The Parties’ commitments and obligations with respect to the Plan and Restructuring Transactions, as set forth in Section 3 hereof, shall terminate automatically, and without further action by any Party, upon the occurrence and continuation of any of the following events and after delivery by the Debtors, the Required Consenting Verso First Lien Creditors or the Required Consenting NewPage Creditors, to the other Parties of a written notice (a “Restructuring Support Termination Notice”) in accordance with Section 10.8 hereof, setting forth the particular relevant facts and circumstances, upon the occurrence and during the continuation of any of the following (each a “Restructuring Support Termination Event,” and the date upon which a Restructuring Support Termination Event occurs, the “Restructuring Support Termination Date”):

(a)        the Bankruptcy Court shall not have entered the Interim DIP Orders, without any modification that is not in form and substance reasonably satisfactory to the Required Consenting Verso First Lien Creditors and the Required Consenting NewPage Creditors, on or before the date which is five (5) days after the Petition Date, provided that nothing in this clause shall be deemed or construed to amend or modify the consent rights of any of the lenders under the DIP Credit Agreements as set forth in the Interim DIP Orders; and provided, further, that entry of any such order shall be deemed to occur upon an oral indication by the Bankruptcy Court that it is approving such order;

(b)        the Bankruptcy Court shall not have entered the Final DIP Orders that is not in form and substance reasonably satisfactory to the Required Consenting Verso First Lien Creditors and the Required Consenting NewPage Creditors, on or before the date which is forty five (45) days after the Interim DIP Order, provided that nothing in this clause shall be deemed or construed to amend or modify the consent rights of any of the lenders under the DIP Credit Agreements as set forth in the Final DIP Orders; and provided, further, that entry of any such order shall be deemed to occur upon an oral indication by the Bankruptcy Court that it is approving such order;

(c)        the Bankruptcy Court shall not have entered the SSA Order on or before the date which is twenty eight (28) days after the Petition Date, provided that entry of any such order shall be deemed to occur upon an oral indication by the Bankruptcy Court that it is approving such order;

(d)        the Debtors shall not have filed the Disclosure Statement or Plan, in each case in a form and substance reasonably satisfactory to the Required Consenting Verso First Lien Creditors and the Required Consenting NewPage Creditors, on or before the date which is sixty (60) days after the Petition Date;

(e)        the Bankruptcy Court shall not have entered the Disclosure Statement Order on or before the date which is one hundred and five (105) days after the Petition Date (the “Disclosure Statement Milestone”), provided that entry of such order shall be deemed to occur upon an oral indication by the Bankruptcy Court that it is approving the Disclosure Statement;

(f)        the Bankruptcy Court shall not have entered the Confirmation Order on or before the date which is one hundred and sixty (160) days after the Petition Date (the “Confirmation Milestone”), provided that entry of any such order shall be deemed to occur upon an oral indication by the Bankruptcy Court that it is approving confirmation of the Plan;

(g)        the Effective Date is not on or before thirty (30) days after the Bankruptcy Court has entered the Confirmation Order; or

(h)        upon the entry of an order by the Bankruptcy Court, which order is not, within fourteen (14) calendar days after entry (or, if on such fourteenth (14th) calendar day the Bankruptcy Court is not open, the next succeeding day on which the Bankruptcy Court is open), subject to a stay of its effectiveness pending appeal, (i) dismissing the Chapter 11 Cases, (ii) converting the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (iii) appointing a trustee or examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) in the Chapter 11 Cases or (iv) the effect of which would demonstrably render the Plan incapable of consummation on the terms set forth herein.

A Restructuring Support Termination Notice may only be issued by the Debtors, the Required Consenting Verso First Lien Creditors or the Required Consenting NewPage Creditors, and no such Party may issue a Restructuring Support Termination Notice if such Party (or any fellow Required Consenting Verso First Lien Creditor or Required Consenting NewPage Creditor, as applicable) failed to perform or comply in all material respects with the terms and conditions of this Agreement, and such failure to perform or comply caused, or resulted in, the occurrence of the applicable Restructuring Support Termination Event.

Section 8.	Agreement Termination Events.

8.1	Consenting Creditor Termination Events.

This Agreement may be terminated as between the Consenting Creditors and the other Parties upon five (5) Business Days’ prior written notice to the other Parties, delivered in accordance with Section 10.8 hereof, by either the Required Consenting Verso First Lien Creditors or the Required Consenting NewPage Creditors, in the exercise of their discretion, upon the occurrence and during the continuation of any of the following events:

(a)        (i) in the case of the Required Consenting Verso Creditors, the material breach by any of the Consenting NewPage Creditors, (ii) in the case of the Required Consenting NewPage Creditors, the material breach by any of the Consenting Verso Creditors and (iii) in the case of either the Required Consenting Verso First Lien Creditors or the Required Consenting NewPage Creditors, the material breach by the Debtors, in each case of any of the representations, warranties, or covenants of such breaching Party as set forth in this Agreement that would prevent, and result in a material adverse effect on, the consummation of the Plan in accordance with this Agreement; provided, however, that the Parties seeking to terminate this Agreement shall include in such notice the details of any such breach, and if such breach is capable of being cured, the Parties shall have ten (10) Business Days after receiving such notice to cure any such breach;

(b)        if the Debtors seek to sell any mills without the prior written consent of the Required Consenting Verso First Lien Creditors and the Required Consenting NewPage Creditors, unless otherwise contemplated by the DIP Orders;

(c)        if any debtor-in-possession financing is materially modified or refinanced, in whole or in part, on terms that are not reasonably satisfactory to the Required Consenting Verso First Lien Creditors and the Required Consenting NewPage Creditors;

(d)        if the Debtors file any Definitive Restructuring Document, motion or proposed order, or any amendments, modifications, or supplements thereto that included terms that are materially inconsistent with this Agreement and the Term Sheet or are otherwise in a form and substance that is not reasonably satisfactory to the Required Consenting Verso First Lien Creditors or the Required Consenting NewPage Creditors and such filed document has not been withdrawn within five (5) Business Days of the Debtors receiving written notice of the same from the Required Consenting Verso First Lien Creditors or the Required Consenting NewPage Creditors, as applicable;

(e)        if the Debtors fail to maintain the Affiliate Transactions Oversight protocol outlined in Section 17(c) of the Interim DIP Order for the Verso Debtors;

(f)        if the NewPage Debtors do not, pursuant to the Interim DIP Order of the NewPage Debtors, use the proceeds of the NewPage ABL DIP Loans, in each case within two (2) Business Days after the closing date of the NewPage ABL DIP Loan, to (i) repurchase from Verso Maine Power Holdings LLC, the stores and supplies inventory sold to Verso Maine Power Holdings LLC by the NewPage Debtors on or about January 6, 2016 and (ii) reimburse Verso Maine Power Holdings LLC for the NewPage Debtors’ allocable share of amounts paid to CN Railway on January 25, 2016;

(g)        if any Debtor brings a Loan Party Challenge Proceeding or any other party, having been granted standing by the Bankruptcy Court, brings a Challenge Proceeding with respect to the Liens or Claims of Consenting Creditors; or

(h)        the issuance by the Bankruptcy Court or any governmental authority, including any regulatory authority or court of competent jurisdiction, of a final order (or other comparable final and non-appealable injunction, judgment, decree, charge, ruling or order issued by a regulatory authority) permanently enjoining or otherwise preventing the consummation of the Plan in accordance with this Agreement; provided, however, that the Parties shall have thirty (30) Business Days after issuance of such final order (or other comparable final and non-appealable injunction, judgment, decree, charge, ruling or order issued by a regulatory authority) to obtain relief that would allow consummation of the Plan in accordance with this Agreement.

8.2	Debtors’ Termination Events.

A Debtor may terminate this Agreement as to it upon five (5) Business Days’ prior written notice to the other Parties, delivered in accordance with Section 10.8 hereof, upon the occurrence and during the continuation of any of the following events:

(a)        the material breach by any of the Consenting Creditors of any of the representations, warranties, or covenants of such breaching Party as set forth in this Agreement that would prevent and result in a material adverse effect on the consummation of the Plan in accordance with this Agreement; provided, however, that the Debtors seeking to terminate this Agreement shall include in such notice the details of any such breach, and if such breach is capable of being cured, the Parties shall have ten (10) Business Days after receiving such notice to cure any such breach;

(b)        the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of a final order (or other comparable final and non-appealable injunction, judgment, decree, charge, ruling or order issued by a regulatory authority) permanently enjoining or otherwise preventing the consummation of the Restructuring in accordance with this Agreement; provided, however, that the Parties shall have thirty (30) Business Days after issuance of such final order (or other comparable final and non-appealable injunction, judgment, decree, charge, ruling or order issued by a regulatory authority) that would allow consummation of the Plan in accordance with this Agreement; or

(c)        the board of directors, board of managers, or such similar governing body of any Debtor determines in good faith after consultation with its outside financial advisors and outside legal counsel, and based on the advice of such counsel, that proceeding with the Plan and Restructuring Transactions would be inconsistent with its applicable fiduciary duties.

8.3	Mutual Termination.

This Agreement, and the obligations of all Parties hereunder, may be terminated during the Restructuring Support Effective Period, by mutual written agreement among the Debtors and each of the Required Consenting Verso Creditors and the Required Consenting NewPage Creditors.

8.4	Termination Upon Consummation of the Plan.

This Agreement shall terminate automatically without any further required action or notice with respect to all Parties on the Effective Date of the Plan.

8.5	Effect of Termination.

No Party may terminate this Agreement, and no Party may be counted among the Required Consenting Verso First Lien Creditors or the Required Consenting NewPage Creditors,

as applicable, for purposes of terminating this Agreement if such Party failed to perform or comply in all material respects with the terms and conditions of this Agreement, and such failure to perform or comply caused, or resulted in, the occurrence of one or more termination events specified herein. The date on which termination of this Agreement as to a Party is effective in accordance with Section 8 shall be referred to as an “Agreement Termination Date.” Upon the occurrence of an Agreement Termination Date as to a Party (but only as to such Party), except as expressly provided in this Agreement, (i) this Agreement shall be of no further force and effect with respect to such Party, (ii) each Party subject to such termination shall be released from its commitments, undertakings, and agreements under this Agreement and shall have the rights that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, and (iii) the remaining Parties to this Agreement, if any, shall be released from any commitments, undertaking, and agreements owed to such terminated Party under this Agreement; provided, however, that this Section 8.5, Section 10.4, Section 10.6, Section 10.8, Section 10.10, Section 10.12, Section 10.14 and Section 10.15 shall survive termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, the foregoing shall not be construed to prohibit any of the Parties from contesting whether any such termination is in accordance with the terms of this Agreement. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Party, or the ability of any Party to protect and preserve its rights, remedies, and interests, including its claims against any Debtor or any other Party. Nothing in this Section 8.5 shall restrict any Debtor’s right to terminate this Agreement in accordance with Section 8.2(c).

In addition, and for the avoidance of doubt, the termination rights and effect of termination provided for under this Section 8 apply only to this Agreement (without reference to the exhibits). The applicable termination rights and effect of termination of other agreements between or among any of the Parties, including those attached to this Agreement as exhibits, are governed according to the respective terms and conditions of such agreements.

8.6	No Violation of Automatic Stay.

The automatic stay applicable under section 362 of the Bankruptcy Code shall not prohibit a Party from taking any action necessary to effectuate the termination of this Agreement pursuant to and in accordance with the terms hereof.

8.7	Individual Party Termination Right.

Notwithstanding anything herein to the contrary, any individual Party shall have the right to terminate this Agreement, as to itself only, by providing three (3) Business Days prior written notice to the other Parties hereto of such Party’s intention to terminate this Agreement in the event that (i) (a) the Term Sheet or any Definitive Restructuring Documents implementing the Term Sheet or the Plan is, or is amended, modified or altered in a manner that is, inconsistent with the economic terms of the Term Sheet or materially and adversely to such Party inconsistent with the non-economic terms of the Term Sheet, (b) with respect to any shareholders agreement that may be entered into, is not satisfactory to such Party, or (c) with respect to any material provisions or material documents that are not addressed in the Term Sheet, if such provision or document is materially adverse to such Party and is not reasonably satisfactory to such Party or (ii) any deadline set forth in Section 7 hereof is extended, whether by one or in a series of extensions, by more than ninety (90) days from the date set forth herein. In such event, such termination shall be effective as to such Party only and shall not affect any of the rights or obligations of any other Party to this Agreement; provided, however, if the exercise of termination rights under this Section 8.7 causes the Consenting Verso First Lien Creditors’ aggregate holdings or the Consenting NewPage Creditors’ aggregate holdings to decrease to less than fifty percent (50%) of the Verso First Lien Debt Obligations or the NewPage Debt Obligations, as applicable, then the Debtors may terminate this Agreement upon three (3) Business Days prior written notice to the other Parties hereto of the Debtors’ intention to terminate this Agreement.

Section 9.	Amendments.

This Agreement may not be modified, amended, or supplemented in any manner, except in writing signed by (i) the Required Consenting Verso First Lien Creditors; (ii) the Required Consenting NewPage Creditors; and (iii) each of the Debtors; provided, however, that if the proposed modification, amendment, or supplement has a material, disproportionate, and adverse effect on any Party (in any capacity), then the consent of each such disproportionately affected Party shall also be required to effectuate such modification, amendment, or supplement; and provided, further, that no modification, amendment, or supplement shall impose any material financial obligation inconsistent with the Term Sheet on any Party without such Party’s consent.

Any proposed modification, amendment, or supplement that is not approved in accordance with this Section 9 shall be ineffective and void ab initio. For the avoidance of doubt, the limitations and requirements for amendment, modification or supplementation provided for in this Section 9 apply only to this Agreement (without reference to the exhibits). Notwithstanding anything to the contrary in this Agreement, the applicable limitations and requirements to modify, amend, supplement, or waive any provision of other agreements between or among any of the Parties, including those attached to this Agreement as exhibits, are governed according to the respective terms and conditions of such agreements and must also comply with Section 2.1 hereof.

Section 10.	Miscellaneous.

10.1	Further Assurances.

Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Plan and the Restructuring Transactions.

10.2	Complete Agreement.

This Agreement, including any exhibits, annexes, and/or schedules hereto and the exhibits, annexes, and/or schedules thereto, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes and nullifies all prior agreements, oral or written, among the Parties with respect thereto, including any agreements related to Alternative Proposals.

10.3	Headings.

The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

10.4	Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)       This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in the United States Bankruptcy Court for the District of Delaware (the “Chosen Court”), and solely in connection with claims arising under this Agreement: (i) irrevocably submits to the exclusive jurisdiction and the authority of the Chosen Court; (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Court; and (iii) waives any objection that the Chosen Court is an inconvenient forum, does not have jurisdiction over any Party hereto, or lacks the constitutional authority to enter final orders (or other comparable final and non-appealable injunction, judgment, decree, charge, ruling or order issued by a regulatory authority) in connection with such action or proceeding.

(b)       Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding arising out of, or relating to, this Agreement or the transactions contemplated hereby (whether based on contract, tort, or any other theory). Each Party (i) certifies that no representative, agent, or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.4.

10.5	Execution of Agreement.

This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of such Party.

10.6	Interpretation and Rules of Construction.

This Agreement is the product of negotiations among the Parties and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel. In addition, this Agreement shall be interpreted in accordance with section 102 of the Bankruptcy Code.

10.7	Successors and Assigns.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity except as otherwise expressly permitted herein.

10.8	Notices.

All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a)       if to the Debtors, to:

Verso Corporation

6775 Lenox Center Court, Suite 400

Memphis, Tennessee 38115-4436

Attention: Peter Kesser

(901) 369-4100

With a copy to (which shall not constitute notice):

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10036

Attention: George Davis and Andrew Parlen

gdavis@omm.com and aparlen@omm.com

(b)       if to the Consenting Verso First Lien Noteholders, to:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, New York 10005

Attention: Dennis F. Dunne, Samuel A. Khalil, and Gregory Bray

ddunne@milbank.com, skhalil@milbank.com, and gbray@milbank.com

(c)       if to the Consenting NewPage Creditors:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036-8704

Attention: Keith H. Wofford and Stephen Moeller-Sally

keith.wofford@ropesgray.com and ssally@ropesgray.com

or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above. Any notice given by delivery, mail, or courier shall be effective when received.

10.9	Independent Due Diligence and Decision Making.

Each Party hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Debtors with the advice of its own counsel and advisors.

10.10	Waiver.

If the Plan is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights, except as otherwise expressly set forth in this Agreement. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto, including with respect to the Plan and Restructuring Transactions shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or to pursue the consummation of the Plan and Restructuring Transactions.

10.11	Specific Performance.

It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, that such breach would represent irreparable harm, and that each non-breaching Party shall be entitled to specific performance and injunctive relief (without the posting of any bond and without proof of actual damages), but no other form of equitable relief, including consequential, special or punitive damages, as the sole and exclusive remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. For the avoidance of doubt, the remedies provided for in this Section 10.11 apply only to this Agreement (without reference to the exhibits). The applicable remedies for breaches of other agreements between or among any of the Parties, including those attached to this Agreement as Exhibits, are governed according to the terms of such agreements.

10.12	Several, Not Joint, Claims.

The agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

10.13	No Third-Party Beneficiaries.

This Agreement is intended for the benefit of the Parties hereto and no other person shall have any rights hereunder.

10.14	No Waiver of Participation and Preservation of Rights.

Except as expressly provided in this Agreement, nothing herein is intended to, does or shall be deemed in any manner to waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its Debtor Claims/Interests and its full participation in the Chapter 11 Cases so long as, in each case, such actions are not inconsistent with the Party’s obligations under this Agreement, the Plan, the other Definitive Restructuring Documents. Furthermore, nothing in this Agreement shall be construed to prohibit any Party from appearing as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are consistent with this Agreement and are not for the purpose of, and could not reasonably be expected to have the effect of, hindering, delaying, or preventing the timely consummation of the Plan.

10.15	Relationship Among Parties.

Each of the Consenting Creditors acknowledge and agree that, notwithstanding any prior history, pattern, or practice of sharing confidences among or between the Consenting Creditors, no Consenting Creditor shall have any responsibility for any trading, investment, or voting decision with respect to any security by any other entity by virtue of this Agreement. The Consenting Creditors hereby represent and warrant they have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Debtors and do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended. No action taken by any Consenting Creditor pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Consenting Creditors are in any way acting in concert or as such a “group.”

10.16	Severability and Construction.

If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

[Signature Pages Follow]

[Signature Pages Omitted]

EXHIBIT A

PLAN TERM SHEET

FINAL VERSION

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN AND IN THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

VERSO CORPORATION ET AL.

CHAPTER 11 PLAN TERM SHEET

This Term Sheet,1 which is Exhibit A to the Restructuring Support Agreement, describes the proposed terms of the Restructuring. The Debtors will implement the Restructuring through a plan of reorganization under chapter 11 of the Bankruptcy Code, which shall be consistent with the terms of this Term Sheet and the Restructuring Support Agreement (as it may be amended or supplemented from time to time in accordance with the terms of the Restructuring Support Agreement, the “Plan”). This Term Sheet incorporates the rules of construction set forth in section 102 of the Bankruptcy Code.

This Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the Definitive Restructuring Documents, which remain subject to discussion and negotiation in accordance with the Restructuring Support Agreement. The Definitive Restructuring Documents will contain terms and conditions that are dependent on each other, including those described in this Term Sheet.

OVERVIEW OF THE RESTRUCTURING
In general, the Restructuring contemplates the following:

(a)	the reorganization of the Debtors under chapter 11 of the Bankruptcy Code as a going concern that will permit the Debtors to complete the integration of Verso and NewPage;

(b)	the unification of the Debtors’ capital structures and the elimination of the SSA; and

(c)	the deleveraging of approximately $2.4 billion of debt through the equitization of such indebtedness.
DEBT TO BE RESTRUCTURED
Verso Debt	● Verso Cash Flow Revolver ● Verso 2012 First Lien Notes ● Verso 2015 First Lien Notes ● Verso 1.5 Lien Notes ● Verso Second Lien Notes ● Verso Old Second Lien Notes ● Verso Senior Unsecured Notes

[1]	Capitalized terms used but not otherwise defined in this Term Sheet have the meanings ascribed to such terms in Exhibit B to the Restructuring Support Agreement.

● Verso Subordinated Unsecured Notes
NewPage Debt	● NewPage Term Loan
PLAN CONSIDERATION
Plan Equity Consideration

The Plan Equity Consideration consists of 100% of the Reorganized Verso[2] Common Equity distributed as of the Effective Date before giving effect to any dilution caused by the Plan Warrants and the New Equity Incentive Plan.

Plan Warrants

Warrants for 5% of Reorganized Verso Common Equity on a fully diluted basis (subject to dilution for the New Equity Incentive Plan), with a strike price of $1.04 billion equity value. The Warrants shall have a seven (7) year term, have customary protection in the event of a change of control after the Effective Date but prior to such full seven-year term and be subject to customary adjustment based on any future dividends and distributions.

Verso Plan Consideration	The Verso Plan Consideration consists of (i) 53% of the Plan Equity Consideration and (ii) 100% of the Plan Warrants.
NewPage Plan Consideration	The NewPage Plan Consideration consists of 47% of the Plan Equity Consideration.

TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting
Unclassified Non-Voting Claims Against the Debtors
N/A	Verso ABL DIP Loan Claims	On the Effective Date, the Verso ABL DIP Loan shall be refinanced by the Exit ABL Loan.	N/A
N/A	NewPage ABL DIP Loan Claims	On the Effective Date, the NewPage ABL DIP Loan shall be refinanced by the Exit ABL Loan.	N/A
N/A	NewPage Term DIP Loan Claims	On the Effective Date, the NewPage New Money DIP Term Loan Claims shall be paid in full in cash or shall receive such other treatment as the lenders under such facility agree.	N/A
On the Effective Date, the NewPage Roll-Up DIP Term Loan Claims shall be treated in Class N3.
N/A	Administrative Claims	On the Effective Date, each holder of an allowed Administrative Claim shall receive, in full satisfaction of its claim, payment in full in cash.	N/A

2 Reorganized Verso shall mean Reorganized Verso Corp. or such other entity (which may be a new entity) that will hold, directly or indirectly, substantially all of the assets of Verso and NewPage.

TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting
N/A	Priority Tax Claims

On the Effective Date, each holder of an allowed Priority Tax Claim shall receive, in full satisfaction of its claim, payments in cash in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.

N/A
Classified Claims and Equity Interests of the Verso Debtors[3]
Class V1	Verso Other Secured Claims

On the Effective Date, each holder of an allowed Verso Other Secured Claim shall receive, in full satisfaction of its claim, at the option of the Debtors: (a) payment in full in cash; (b) delivery of the collateral securing any such claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) reinstatement of such claim; or (d) other treatment rendering such claim unimpaired.

Unimpaired; deemed to accept.
Class V2	Verso Other Priority Claims

On the Effective Date, each holder of an allowed Verso Other Priority Claim shall receive, in full satisfaction of its claim, at the option of the Debtors: (a) payment in full in cash or (b) other treatment rendering such claim unimpaired.

Unimpaired; deemed to accept.
Class V3	Verso First Lien Claims

On the Effective Date, each holder of an allowed Verso First Lien Claim shall receive, in full satisfaction of its claim, (i) its pro rata share of 50% of the Plan Equity Consideration and (ii) 100% of the Plan Warrants. [4]

Impaired; entitled to vote.
Class V4	Verso Senior Debt Claims	On the Effective Date, each holder of an allowed Verso Senior Debt Claim shall receive, in full satisfaction of its claim, its pro rata share of 2.85% of the Plan Equity Consideration.	Impaired; entitled to vote.
Class V5	Verso Subordinated Debt Claims	On the Effective Date, each holder of an allowed Verso Subordinated Debt Claim shall receive, in full satisfaction of its claim, its pro rata share of 0.15% of the Plan Equity Consideration.	Impaired; entitled to vote.
Class V6	Verso General Unsecured Claims	To be determined for all Verso Debtors on terms satisfactory to the Debtors, the Required Consenting Verso Creditors, and the Required NewPage Consenting Creditors.	TBD.

3 The Plan may include sub-classes for the Verso Debtors in order to implement the treatment identified herein.

4 The Debtors reserve the right, subject to agreement by the Required Consenting Verso Creditors and the Required Consenting NewPage Creditors, to offer holders of claims in Class V3, Class N3 and Class N4 debt to be issued as an exchange note at a discount to the value of the corresponding Plan Equity Consideration in exchange for Verso Plan Consideration and NewPage Plan Consideration, respectively.

TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting
Class V7	Verso Intercompany Claims	On the Effective Date, Verso Intercompany Claims shall be, at the option of the Debtors: (a) reinstated in full or in part or (b) cancelled, extinguished, and discharged.	Unimpaired; deemed to accept or Impaired; entitled to vote.
Class V8	Equity Interests in Verso Subsidiaries

On the Effective Date, equity interests in the Verso Subsidiaries shall be, at the option of the Debtors: (a) reinstated and otherwise unaffected by the Plan, (b) transferred to Reorganized Verso or (c) cancelled, extinguished, and discharged.

Unimpaired, deemed to accept.
Class V9	Equity Interests in Verso Corp	Holders of equity interests in Verso Corp will not receive or retain any recovery, and the equity interests in Verso Corp, on the Effective Date, shall be cancelled, extinguished and discharged.	Impaired; deemed to reject.
Classified Claims and Equity Interests of the NewPage Debtors[5]
Class N1	NewPage Other Secured Claims

On the Effective Date, each holder of an allowed NewPage Other Secured Claim shall receive, in full satisfaction of its claim, at the option of the Debtors: (a) payment in full in cash; (b) delivery of the collateral securing any such claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) reinstatement of such claim; or (d) other treatment rendering such claim unimpaired.

Unimpaired; deemed to accept.
Class N2	NewPage Other Priority Claims

On the Effective Date, each holder of an allowed NewPage Other Priority Claim shall receive, in full satisfaction of its claim, at the option of the Debtors: (a) payment in full in cash or (b) other treatment rendering such claim unimpaired.

Unimpaired; deemed to accept.
Class N3	NewPage Roll-Up DIP Term Loan Claims

On the Effective Date, each holder of an allowed NewPage Roll-Up DIP Term Loan Claim shall receive, in full satisfaction of its claim, such portion of the NewPage Plan Consideration having a value equal to the allowed amount of such holder’s claim as of the Confirmation Date. For the avoidance of doubt, the NewPage Roll-Up DIP Term Loan Claims (i) may be compromised under a plan of reorganization only by a class vote, (ii) shall receive a senior distribution from any plan consideration available to the Prepetition Term Lenders, and (iii) may

Impaired; entitled to vote.

[5]	The Plan may include sub-classes for the NewPage Debtors in order to implement the treatment identified herein.

TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting
not be crammed down under a plan of reorganization pursuant to Section 1129(b)(2)(A) of the Bankruptcy Code.
Class N4	NewPage First Lien Claims

On the Effective Date, each holder of an allowed NewPage First Lien Claim shall shall receive, in full satisfaction of its claim its pro rata share of the NewPage Plan Consideration remaining after distribution to holders of Claims in Class N3.[6]

Impaired; entitled to vote.
Class N5	NewPage General Unsecured Claims	To be determined for all NewPage Debtors on terms satisfactory to the Debtors, the Required Consenting Verso Creditors, and the Required NewPage Consenting Creditors.	TBD.
Class N6	NewPage Intercompany Claims	On the Effective Date, NewPage Intercompany Claims shall be, at the option of the Debtors: (a) reinstated in full or in part or (b) cancelled, extinguished, and discharged.	Unimpaired; deemed to accept or Impaired; entitled to vote.
Class N7	Equity Interests in NewPage Subsidiaries

On the Effective Date, equity interests in the NewPage Subsidiaries shall be, at the option of the Debtors: (a) reinstated and otherwise unaffected by the Plan, (b) transferred to Reorganized Verso or (c) cancelled, extinguished, and discharged.

Unimpaired, deemed to accept.

GENERAL PROVISIONS REGARDING THE PLAN
SSA	Upon the Effective Date, the SSA shall be terminated.
Executory Contracts and Unexpired Leases

Except as otherwise provided in this Term Sheet, the Plan shall provide for the Debtors to assume or reject, as the case may be, executory contracts and unexpired leases identified in the Plan Supplement to the extent that any such executory contracts and unexpired leases have not been otherwise assumed or rejected.

6 The Debtors reserve the right, subject to agreement by the Required Consenting Verso Creditors and the Required Consenting NewPage Creditors, to offer holders of claims in Class V3, Class N3 and Class N4 debt to be issued as an exchange note at a discount to the value of the corresponding Plan Equity Consideration in exchange for Verso Plan Consideration and NewPage Plan Consideration, respectively.

Compensation and Benefit Plans

On the Effective Date, the Debtors shall assume the employment, confidentiality, and non-competition agreements, bonus, gainshare and incentive programs (other than awards of stock options, restricted stock, restricted stock units, and other equity awards), vacation, holiday pay, severance, retirement, supplemental retirement, executive retirement, pension, deferred compensation, medical, dental, vision, life and disability insurance, flexible spending account, and other health and welfare benefit plans, programs, and arrangements, and all other wage, compensation, employee expense reimbursement, and other benefit obligations of the Debtors.

New Equity Incentive Plan

Up to ten (10)% of the Reorganized Verso Common Equity outstanding immediately after the Effective Date shall be reserved to implement a new equity incentive plan with all decisions on issuance and allocation to be made by the Board of Directors of Reorganized Verso.

Releases, Indemnification, and Exculpation

To the fullest extent permitted by applicable law, the Plan shall provide for comprehensive exculpation, indemnification, and mutual releases from and for the benefit of the Debtors, the Consenting Creditors and their investment managers or similar entities, other creditors, and all of their respective direct and indirect sponsors, shareholders, affiliates, current and former officers and directors, advisory board members, principals, managers, managing members, partners, and employees, in each case serving in such capacity as of the Petition Date and the attorneys, professionals, representatives and advisors of each of the foregoing; provided, however, that sponsors and shareholders shall only receive releases under the Plan to the extent they do not object to the Plan in any manner.

Indemnification of Prepetition Directors, Officers, Managers, et al.

The Plan shall provide that, consistent with applicable law all indemnification provisions currently in place (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former direct and indirect sponsors, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be reinstated and remain intact and irrevocable and shall survive the effectiveness of the Restructuring.

Charter, Bylaws, and Corporate Governance

Corporate governance for the Reorganized Debtors, including charters, bylaws, operating agreements, or other organization documents and the composition of the Reorganized Verso Board shall be as provided in the Plan and Plan Supplement, in each case, in form and substance as agreed by the Debtors, the Required Consenting Verso First Lien Creditors and the Required Consenting NewPage Creditors.

Exemption from SEC Registration	The issuance of all securities under the Plan will be exempt from SEC registration under applicable law.
Tax Considerations

The Debtors and the Consenting Creditors will cooperate to structure the Plan and the reorganized company in the most tax efficient manner for the Debtors, Reorganized Verso and the Consenting Creditors.

Conditions Precedent to Restructuring

The following shall be conditions to consummation of the Restructuring:

the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan, including the Exit ABL Loan;

the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed in a manner consistent in all material respects with the Restructuring Support Agreement, this Term Sheet, and the Plan;

the Restructuring Support Agreement shall remain in full force and effect;

all professional fees and expenses approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date have been placed in a professional fee escrow pending approval by the Bankruptcy Court; and

the Bankruptcy Court shall have entered the Confirmation Order, which shall authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.

EXHIBIT B

DEFINITIONS

Term	Definition
Administrative Claim

A claim incurred by the Debtors on or after the Petition Date and before the Effective Date for a cost or expense of administration of the Chapter 11 Cases described in sections 503(b) or 1129(a)(4) of the Bankruptcy Code and entitled to priority under sections 507(a)(2) or 507(b) of the Bankruptcy Code.

Agreement Effective Date	As defined in the Restructuring Support Agreement.
Agreement Effective Period	As defined in the Restructuring Support Agreement.
Agreement Termination Date	As defined in the Restructuring Support Agreement.
Alternative Proposal	As defined in the Restructuring Support Agreement.
Bankruptcy Code	Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.
Bankruptcy Court	As defined in the Restructuring Support Agreement.
Beneficial Ownership	As defined in the Restructuring Support Agreement.
Business Days

Any day, other than a Saturday, Sunday, or any other day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

Challenge Proceeding	As defined in the Interim DIP Order for the NewPage Debtors.
Chapter 11 Cases

When used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and when used with reference to all the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court.

Chosen Court	As defined in the Restructuring Support Agreement.
Claim	As defined in section 101(5) of the Bankruptcy Code against a Debtor.
Co-Issuer	As defined in the Restructuring Support Agreement.
Confirmation Date	The date upon which the Bankruptcy Court enters the Confirmation Order.
Confirmation Milestone	As defined in the Restructuring Support Agreement.
Confirmation Order	The order entered by the Bankruptcy Court confirming the Plan.
Consenting Creditors	As defined in the Restructuring Support Agreement.

Term	Definition
Consenting NewPage Creditors	As defined in the Restructuring Support Agreement.
Consenting Verso 1.5 Lien Noteholders	As defined in the Restructuring Support Agreement.
Consenting Verso Creditors	As defined in the Restructuring Support Agreement.
Consenting Verso Old Second Lien Noteholders	As defined in the Restructuring Support Agreement.
Consenting Verso First Lien Creditors	As defined in the Restructuring Support Agreement.
Consenting Verso First Lien Noteholders	As defined in the Restructuring Support Agreement.
Consenting Verso Second Lien Noteholders	As defined in the Restructuring Support Agreement.
Consenting Verso Unsecured Noteholders	As defined in the Restructuring Support Agreement.
Debtor Claims/Interests	As defined in the Restructuring Support Agreement.
Debtors

Verso Corporation; Verso Paper Finance Holdings One LLC; Verso Paper Finance Holdings LLC; Verso Paper Holdings LLC; Verso Paper Finance Holdings Inc.; Verso Paper Inc.; Verso Paper LLC; nexTier Solutions Corporation; Verso Androscoggin LLC; Verso Quinnesec REP Holding Inc.; Verso Maine Energy LLC; Verso Quinnesec LLC; Bucksport Leasing LLC; Verso Sartell LLC; Verso Fiber Farm LLC; NewPage Holdings Inc.; NewPage Investment Company LLC; NewPage Corporation; NewPage Consolidated Papers Inc.; Escanaba Paper Company; Luke Paper Company; Rumford Paper Company; Wickliffe Paper Company LLC; Upland Resources, Inc.; NewPage Energy Services LLC; Chillicothe Paper Inc.; and NewPage Wisconsin System Inc.

Definitive Restructuring Documents	The Plan, Disclosure Statement, Plan Supplement, and any ancillary documents related thereto.
DIP Credit Agreements	Those certain credit agreements described in the DIP Motions.
DIP Motions	As defined in the Restructuring Support Agreement.
DIP Orders	As defined in the Restructuring Support Agreement.
Disclosure Statement

The disclosure statement for the Plan, including all exhibits and schedules thereto and references therein that relate to the Plan that is prepared and distributed in accordance with this Term Sheet, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and any other applicable law.

Term	Definition

Disclosure Statement Milestone	As defined in the Restructuring Support Agreement.

Disclosure Statement Order	The order entered by the Bankruptcy Court approving the Disclosure Statement as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code.

Effective Date	The date on which the Restructuring is substantially consummated.

Exit ABL Loan	That certain asset-based revolving lending facility, in an amount to be determined, to be entered into by Reorganized Verso Corp or one or more of the Reorganized Debtors on the Effective Date.

Final DIP Orders	As defined in the Restructuring Support Agreement.

General Unsecured Claim

Any claim against any of the Debtors that is (a) not an Administrative Claim, Priority Tax Claim, Other Priority Claim, Verso First Lien Claim, Verso Other Debt Claim, NewPage First Lien Claim, Verso ABL DIP Loan Claim, NewPage ABL DIP Loan Claim, NewPage Term DIP Loan Claim, Other Secured Claim, or Intercompany Claim or (b) otherwise determined by the Bankruptcy Court to be a General Unsecured Claim.

Holdings One	As defined in the Restructuring Support Agreement.

Intercompany Claim	A claim held by (a) a Debtor against another Debtor or (b) a non-Debtor subsidiary of a Debtor against a Debtor.

Interim DIP Orders	As defined in the Restructuring Support Agreement.

Joinder Agreement	As defined in the Restructuring Support Agreement.

Joining Party	As defined in the Restructuring Support Agreement.

Liens	As defined in the Interim DIP Order for the NewPage Debtors.

Loan Party Challenge Proceeding	As defined in the Interim DIP Order for the NewPage Debtors.

New Equity Incentive Plan	As defined in the Term Sheet.

NewPage	NewPage Corporation

NewPage ABL DIP Loan

That certain Superpriority Debtor-in-Possession Asset-Based Revolving Credit Agreement, by and among, inter alia, NewPage, NewPage Holdings, certain of the other NewPage Debtors, the lenders party thereto, Barclays Bank PLC, as the administrative agent and collateral agent, and BMO Harris Bank N.A., as co-collateral agent.

Term	Definition

NewPage ABL DIP Loan Claims	Any and all claims arising under or related to the NewPage ABL DIP Loan.

NewPage Consideration	As defined in the Term Sheet.

NewPage Debt Obligations	As defined in the Restructuring Support Agreement.

NewPage Debtors

NewPage Investment Company LLC; NewPage Corporation; NewPage Consolidated Papers Inc.; Escanaba Paper Company; Luke Paper Company; Rumford Paper Company; Wickliffe Paper Company LLC; Upland Resources, Inc.; NewPage Energy Services LLC; Chillicothe Paper Inc.; and NewPage Wisconsin System Inc.

NewPage DIP Term Loan

That certain Superpriority Debtor-in-Possession Term Loan Agreement, by and among, inter alia, NewPage, NewPage Holdings, certain of the NewPage Debtors, the lenders party thereto, and Barclays Bank PLC, as the administrative agent and collateral agent.

NewPage First Lien Claims	Any and all claims arising under or related to the NewPage Term Loan.

NewPage Holdings	As defined in the Restructuring Support Agreement.

NewPage New Money DIP Term Loan Claims	Any and all claims arising under or related to the new money portion of the NewPage DIP Term Loan.

NewPage Roll-Up DIP Term Loan Claims	Any and all claims arising under or related to the roll-up portion of the NewPage DIP Term Loan.

NewPage Subsidiaries	As defined in the Restructuring Support Agreement.

NewPage Term DIP Loan Claims	NewPage New Money DIP Term Loan Claims and NewPage Roll-Up DIP Term Loan Claims.

NewPage Term Loan

That certain First Lien Credit Agreement, dated as of February 11, 2014, as amended from time to time, by and among, inter alia, NewPage as borrower, NewPage Holdings and substantially all of the NewPage Subsidiaries, as guarantors, Wilmington Trust, N.A., as successor administrative agent and collateral agent, and the lenders from time to time party thereto.

Other Priority Claim	Any claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

Other Secured Claim

Any secured claim against any of the Debtors, except: (a) Verso First Lien Claims; (b) Verso Other Debt Claims; (c) NewPage First Lien Claims; (d) Verso ABL DIP Loan Claims; (e) NewPage ABL DIP Loan Claims; and (f) NewPage Term DIP Loan Claims.

Term	Definition

Owned Debtor Claims/Interests	As defined in the Restructuring Support Agreement.

Parties	As defined in the Restructuring Support Agreement.

Permitted Transfer	As defined in the Restructuring Support Agreement.

Permitted Transferee	As defined in the Restructuring Support Agreement.

Petition Date	The date on which the Debtors commence the Chapter 11 Cases.

Plan	As defined in the Term Sheet.

Plan Equity Consideration	As defined in the Term Sheet.

Plan Supplement	The compilation of documents and forms of documents, schedules, and exhibits to the Plan filed by the Debtors.

Plan Warrants	As defined in the Term Sheet.

Priority Tax Claims	Claims of governmental units of the type described in section 507(a)(8) of the Bankruptcy Code.

Pro Rata

The proportion that a claim or equity interest in a particular class bears to the aggregate amount of the claims or equity interests in that class, or the proportion of the claims or equity interests in a particular class and other classes entitled to share in the same recovery as such claim or equity interest under the Plan.

Qualified Marketmaker	As defined in the Restructuring Support Agreement.

Reorganized Debtors	Any Debtor and any successors or assigns thereto, by merger, consolidation, or otherwise on or after the Effective Date.

Reorganized Verso Common Equity	The newly-issued common equity of Reorganized Verso Corp.

Reorganized Verso Corp

Verso Corp, or any successor thereto, by merger, consolidation, or otherwise on or after the Effective Date, it being understood that, as of the Effective Date, Reorganized Verso Corp shall be a corporation organized under the laws of the state of Delaware.

Reorganized Verso Corp Board	The initial board of directors of Reorganized Verso Corp on and after the Effective Date.

Required Consenting NewPage Creditors

Consenting NewPage Creditors, on a combined basis and voting as a single class, holding in the aggregate at least 66 2/3% in principal amount of the aggregate principal amount of claims of the Consenting NewPage Creditors, calculated at such time as any related determination under the Restructuring Support Agreement is to be made.

Term	Definition

Required Consenting Verso Creditors

Consenting Verso Creditors, on a combined basis and voting as a single class, holding in the aggregate at least 66 2/3% in principal amount of the aggregate principal amount of the claims of the Consenting Verso Creditors, calculated at such time as any related determination under the Restructuring Support Agreement is to be made.

Required Consenting Verso First Lien Creditors

Consenting Verso First Lien Creditors, on a combined basis and voting as a single class, holding in the aggregate at least 66 2/3% in principal amount of the aggregate principal amount of the claims of the Consenting Verso First Lien Creditors, calculated at such time as any related determination under the Restructuring Support Agreement is to be made.

Restructuring	As defined in the Restructuring Support Agreement.

Restructuring Support Agreement

The Restructuring Support Agreement to which this Term Sheet is attached as Exhibit A, pursuant to which the Debtors, the Consenting Creditors, and Permitted Transferees (if any) agree to pursue and implement the Restructuring, consistent in form and substance in all material respects with this Term Sheet and the Plan.

Restructuring Support Effective Period	As defined in the Restructuring Support Agreement.

Restructuring Support Termination Date	As defined in the Restructuring Support Agreement.

Restructuring Support Termination Event	As defined in the Restructuring Support Agreement.

Restructuring Support Termination Notice	As defined in the Restructuring Support Agreement.

Restructuring Transactions

Those mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Debtors and the Consenting Creditors reasonably determine to be necessary to implement the Plan.

SEC	The Securities and Exchange Commission.

Securities Act	As defined in the Restructuring Support Agreement.

SSA	That certain Shared Services Agreement, dated as of January 7, 2015, by and among Verso Corp, NewPage, and NewPage Holdings Inc.

SSA Order	The order of the Bankruptcy Court approving an interim SSA protocol.

Standstill Period	As defined in the SSA Order.

Term	Definition

Superior Proposal

A proposal regarding an Alternative Proposal that the Board of Directors of Verso Corporation, after considering all relevant factors, including execution risk (i.e., the ability to consummate such Alternative Transaction through an out-of-court transaction (s) or chapter 11 proceedings) and treatment of claims, determines in good faith that such Alternative Transaction would, if consummated, better maximize the total enterprise value of the Debtors for, and provide better recoveries to, applicable stakeholders in the Debtors than the Restructuring Transactions.

Supporting Claims/Interests	As defined in the Restructuring Support Agreement.

Term Sheet	As defined in the Restructuring Support Agreement.

Total Verso First Lien Debt Obligations	The Verso First Lien Debt Obligations and the Verso Cash Flow Revolver.

Total Verso Second Lien Debt Obligations	As defined in the Restructuring Support Agreement.

Total Verso Unsecured Debt Obligations	As defined in the Restructuring Support Agreement.

Transfer	As defined in the Restructuring Support Agreement.

Total Verso 1.5 Lien Debt Obligations	As defined in the Restructuring Support Agreement.

Verso 1.5 Lien Notes

The 11.75% senior secured notes due 2019 issued pursuant to that certain Indenture, dated as of May 11, 2012, as amended from time to time, by and among, inter alia, Verso Holdings and Co-Issuer, as issuers, substantially all of the Verso Subsidiaries, as guarantors, and Wilmington Trust, N.A., as trustee.

Verso 2012 First Lien Notes

The 11.75% senior secured notes due 2019 issued pursuant to that certain Indenture, dated as of March 21, 2012, as amended from time to time, by and among, inter alia, Verso Holdings and Co-Issuer, as issuers, substantially all of the Verso Subsidiaries, as guarantors, and Wilmington Trust, N.A., as trustee.

Verso 2015 First Lien Notes

The 11.75% senior secured notes due 2019 issued pursuant to that certain Indenture, dated as of January 7, 2015, as amended from time to time, by and among, inter alia, Verso Holdings and Co-Issuer, as issuers, substantially all of the Verso Subsidiaries, as guarantors, and Wilmington Trust, N.A., as trustee.

Verso ABL DIP Loan

That certain Superpriority Secured Debtor-in-Possession Credit Agreement, by and among, inter alia, Verso Holdings, Verso Finance, certain of the other Verso Debtors, the lenders party thereto, and Citibank, N.A., as the administrative agent and collateral agent.

Term	Definition
Verso ABL DIP Loan Claims	Any and all claims arising under or related to the Verso ABL DIP Loan.
Verso Cash Flow Revolver

The revolving credit facility under that certain Credit Agreement, dated as of May 4, 2012, as amended from time to time, by and among, inter alia, Verso Holdings, as borrower, and substantially all of the Verso Subsidiaries, as guarantors, Credit Suisse AG Cayman Islands Branch, as administrative agent and collateral agent, and the lenders from time to time party thereto.

Verso Consideration	As defined in the Term Sheet.
Verso Corp	As defined in the Restructuring Support Agreement.
Verso Debt Obligations	As defined in the Restructuring Support Agreement.
Verso Debtors

Verso Corporation; Verso Paper Finance Holdings One LLC; Verso Paper Finance Holdings LLC; Verso Paper Holdings LLC; Verso Paper Finance Holdings Inc.; Verso Paper Inc.; Verso Paper LLC; nexTier Solutions Corporation; Verso Androscoggin LLC; Verso Quinnesec REP Holding Inc.; Verso Maine Energy LLC; Verso Quinnesec LLC; Bucksport Leasing LLC; Verso Sartell LLC; Verso Fiber Farm LLC; and NewPage Holdings Inc.

Verso Finance	As defined in the Restructuring Support Agreement.
Verso First Lien Claims	Any claim arising under or related to: (a) the Verso Cash Flow Revolver, (b) the Verso 2012 First Lien Notes, and (c) the Verso 2015 First Lien Notes.
Verso First Lien Debt Obligations	As defined in the Restructuring Support Agreement.
Verso Holdings	As defined in the Restructuring Support Agreement.
Verso Old Second Lien Debt Obligations	As defined in the Restructuring Support Agreement.
Verso Second Lien Debt Obligations	As defined in the Restructuring Support Agreement.
Verso Second Lien Notes

The adjustable rate second priority senior secured notes due 2020, issued pursuant to that certain Indenture, dated as of August 1, 2014, as amended from time to time, by and among, inter alia, Verso Holdings and Co-Issuer, as issuers, substantially all of the Verso Subsidiaries, as guarantors, and Wilmington Trust, N.A., as trustee.

Verso Senior Debt Claims	Any claim arising under or related to: (a) the Verso 1.5 Lien Notes, (b) the Verso Second Lien Notes or (c) the Verso Old Second Lien Notes.

Term	Definition
Verso Subordinated Debt Claims	Any claim arising under or related to: (a) the Verso 2016 Subordinated Unsecured Notes or (b) the Verso 2020 Subordinated Unsecured Notes.
Verso Subsidiaries	As defined in the Restructuring Support Agreement.
Verso 2016 Subordinated Unsecured Notes

The 11.375% senior subordinated notes due 2016 issued pursuant to that certain Indenture, dated as of August 1, 2006, as amended from time to time, by and among, inter alia, Verso Holdings and Co-Issuer, as issuers, substantially all of the Verso Subsidiaries, as guarantors, and the Wilmington Trust, N.A., as trustee.

Verso 2020 Subordinated Unsecured Notes

The adjustable senior subordinated notes due 2020 issued pursuant to that certain Indenture, dated as of August 1, 2014, as amended from time to time, by and among, inter alia, Verso Holdings and Co-Issuer, as issuers, substantially all of the Verso Subsidiaries, as guarantors, and Wilmington Trust, N.A., as trustee.

EXHIBIT C

FORM OF JOINDER AGREEMENT

This Joinder Agreement to the Restructuring Support Agreement, dated as of [               ], 2016 (as amended, supplemented, or otherwise modified from time to time, the “Agreement”), by and among the Parties is executed and delivered by                                                                   (the “Joining Party”) as of                             , 2016. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1.         Agreement To Be Bound. The Joining Party hereby agrees to be bound by (a) all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions thereof), and (b) the vote with respect to the Plan of the transferor of the Supporting Claims/Interests to be acquired in connection with the execution of this Joinder Agreement, if such vote was cast before the effectiveness of the transfer of such Supporting Claims/Interests. The Joining Party shall hereafter be deemed to be a “Party” under the Agreement solely with respect to any Supporting Claims/Interests transferred to such Joining Party in connection with this Joinder Agreement and not, for the avoidance of doubt, with respect to any other Debtor Claims/Interests held by such Joining Party at the time of such Transfer, unless already subject to the Agreement.

2.         Representations and Warranties. The Joining Party hereby makes the representations and warranties of the Consenting Creditors set forth in the Agreement to each other Party to the Agreement.

3.         Governing Law. This Joinder Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to any conflict of laws provisions which would require the application of the law of any other jurisdiction.

*          *          *

IN WITNESS WHEREOF, the Joining Party has caused this Joinder Agreement to be executed as of the date first written above.

[JOINING PARTY]

By:
Name:
Title:

Notice information:

Owned Debtor Claims/Interests: